EXHIBIT 99



Report of Independent Public Accountants




To Applied Bioscience International Inc. and Subsidiaries:

         We have audited the consolidated balance sheet of Applied Bioscience International Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1995 prior to the restatement (and, therefore, are not presented herein) for the merger accounted for as a pooling of interests transaction as described in Note 2 to the restated financial statements. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Applied Bioscience International Inc. and subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                          /s/ARTHUR ANDERSEN LLP



Washington, DC
February 22, 1996